 Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Tigo Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee

Fees to Be Paid	$132,384.00	(1)	0.00015310	$20.27	(2)
Fees Previously Paid	—		—	—
Total Transaction Valuation	$132,384.00	(1)
Total Fees Due for Filing				$20.27
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$20.27

(1)	Estimated for purposes of calculating the amount of the filing fee only. The calculation of the Transaction Valuation assumes that all outstanding options to purchase shares of Tigo Energy, Inc. common stock that may be eligible for exchange in the offer will be exchanged pursuant to the offer. These options cover an aggregate of 750,696 shares of Tigo Energy, Inc. common stock and have an aggregate value of $132,384.00 as of November 8, 2024, calculated using the Black-Scholes option pricing model.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $153.10 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.